HUBER CAPITAL MANAGEMENT, LLC

Code of Ethics

Personal Trading/Confidential Information

Policy Statement and Compliance Procedures

Approved:  April 1, 2007

Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), requires SEC registered investment advisers such as Huber Capital Management, LLC (the “Company”) to establish, maintain and enforce a written code of ethics that, at a minimum, sets the standard of business conduct that the Company requires of its “Employees,”1 requires Employees to comply with applicable federal securities laws,2 and set forth provisions regarding personal securities transactions by Employees.

Under Rule 204A of the Advisers Act, the Company must establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, non-public information.  Accordingly, the Company and each of its Employees are prohibited from purchasing or selling any publicly traded stock, bond, option or other security on the basis of material, nonpublic information (i.e., Insider Trading).  In addition, the Company and each of its Employees has a fiduciary obligation to the Company’s clients to protect the confidentiality of all proprietary, sensitive or other confidential information communicated to the Company or such Employees by its clients. Finally, because the Company and each of its Employees is a fiduciary to the Company’s clients, the Company and such Employees must also maintain the highest ethical standards and refrain from engaging in activities that may create actual or apparent conflicts of interest between the interests of the Company or such Employees and the interests of the Company’s clients.

To ensure that federal securities laws are not violated, that client confidences are maintained, and that conflicts of interest are avoided, the Company has adopted the policies and procedures set forth in this Code. The policies and procedures set forth herein are intended to articulate the Company’s policies, educate the Employees about the issues and these policies, establish procedures for complying with these policies, monitor compliance with such policies and procedures, and ensure, to the extent feasible, that the Company satisfies its obligations in this area.  By doing so, the Company hopes that the highest ethical standards are maintained and that the reputation of the Company is sustained.

In addition, Rule 17j-1 of the Investment Company Act of 1940, as amended (the “Investment Company Act”) requires that every investment adviser to an investment company adopt a written code of ethics.  Because the Company is the investment advisor or investment sub-advisor to registered investment companies (“HCM Advised Mutual Funds), the Company has adopted such requirements in this Code.  The Company is required to report to the Board of Trustees of each HCM Advised Mutual Fund regarding any material compliance violations of this code by Access Persons.1
___________________________________

[1]
The term “Employee” as used in these Procedures includes all officers, directors and regular full-time and regular part-time employees of the Company as well as spouses, domestic partners and dependents.  “Employee” does not include long-term temporaries or on-site consultants.

[2]
“Federal securities laws” means the Securities Act of 1933 (the “1933 Act”), the Securities Exchange Act of 1934 (the “1934 Act”), the Investment Company Act of 1940 (the “Investment Company Act”), the Advisers Act, Title V of Gramm-Leach-Bliley Act (“GLB Act”), any rules adopted by the SEC under these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC of the Department of the Treasury.

As a fiduciary to Company Clients (as defined below), each Employee must avoid actual and apparent conflicts of interest with such Company Clients.  Such conflicts of interest could arise if securities are bought or sold for personal accounts in a manner that would significantly compete with the purchase or sale of securities for client accounts, or if securities are bought or sold for client accounts in a manner that is advantageous to such personal accounts.  Also, the SEC has determined that it is a conflict of interest for an investment adviser’s employees to personally take advantage of a limited investment opportunity without first considering whether the investment is appropriate for any Company Client. If so, Employees are first obligated to make such limited opportunity available to Company Clients.  More information describing such conflicts of interest and the compliance procedures for avoiding such conflicts of interest are set forth below.

Fraudulent activities by Employees are prohibited. Specifically, no Employee may:

•	Employ any device, scheme or artifice to defraud Company Clients;

•
Make any untrue statement of a material fact to Company Clients or omit to state a material fact necessary in order to make the statements made to Company Clients, in light of the circumstances under which they are made, not misleading;

•	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on Company Clients; or

•	Engage in any manipulative practice with respect to Company Clients.

If you have any questions regarding this Code, please contact the Chief Compliance Officer.

I.	INSIDER TRADING

It is unlawful to engage in “insider trading.” This means, in general, that no “insider” may (i) purchase or sell a security on the basis of material, nonpublic information, or (ii) communicate material, nonpublic information to another where the communication leads to, or is intended to lead to, a purchase or sale of securities.  Insider trading prohibitions extend to the activities of each Employee.  Because the Company does not have an investment banking division or affiliate it is anticipated that such Employees will not routinely receive “inside information” except insofar as they may have material nonpublic information about a publicly traded closed-end investment company for which the Company serves as investment advisor.  However, to educate Employees, more information describing “insider trading” and the penalties for such trading are set forth below.  Compliance procedures regarding the use of inside information by the Employees are also described just in case an Employee receives inside information.

A.	Insider Trading Defined

The term “insider trading” is generally used to refer to (i) a person’s use of material, nonpublic information in connection with transactions in securities, and (ii) certain communications of material, nonpublic information.

The laws concerning insider trading generally prohibit:

•	The purchase or sale of securities by an insider, on the basis of material, nonpublic information;

•
The purchase or sale of securities by a non-insider, on the basis of material, nonpublic information where the information was disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated; or

______________________________
[1]
“Access Person” means any Employee who has access to nonpublic information regarding any Company Client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any HCM-Advised Mutual Fund or any other fund whose investment adviser controls or is under common control with the Company.  For purposes of the foregoing, all Employees are presumed to be “Access Persons.”

•	The communication of material, nonpublic information in violation of a confidentiality obligation where the information leads to a purchase or sale of securities.

1.
Who is an Insider?  The concept of “insider” is broad.  It includes the officers, directors, employees and majority shareholders of a company.  In addition, a person can be considered a “temporary insider” of a company if he or she enters into a confidential relationship in the conduct of the company’s affairs and, as a result, is given access to company information that is intended to be used solely for company purposes.  A temporary insider can include, among others, a company’s attorneys, accountants, consultants, investment bankers, commercial bankers and the employees of such organizations.  In order for a person to be considered a temporary insider of a particular company, the company must expect that the person receiving the information keep the information confidential and the relationship between the company and the person must at least imply such a duty.  Analysts are usually not considered insiders of the companies that they follow, although if an analyst is given confidential information by a company’s representative in a manner in which the analyst knows or should know to be a breach of that representative’s duties to the company, the analyst may become a temporary insider.

2.
What is Material Information?  Trading on inside information is not a basis for liability unless the information is “material.”  “Material” information is generally defined as information that a reasonable investor would likely consider important in making his or her investment decision, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.  Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems and extraordinary management developments.  Material information does not have to relate to a company’s business; it can be significant (but as yet not widely known) market information.  For example, a reporter for The Wall Street Journal was found criminally liable for disclosing to others the dates on which reports on various companies would appear in The Wall Street Journal and whether or not those reports would be favorable.

3.
What is Nonpublic Information?  Information is nonpublic unless it has been effectively communicated to the market place.  For information to be considered public, one must be able to point to some fact to show that the information has been generally disseminated to the public.  For example, information found in a report filed with the SEC or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or another publication of general circulation is considered public.  Market rumors are not considered public information.

4.	Not Certain if You Have “Inside” Information? If you have any doubts about whether you are in possession of material nonpublic information, consult with the Company’s Chief Compliance Officer.

B.	Penalties for Insider Trading

Penalties for trading on or communicating material, nonpublic information are severe, both for the individuals involved in the unlawful conduct and for their employers.  A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation.  Penalties include:

•	Administrative penalties;

•	Civil injunctions;

•	Disgorgement of profits;

•	Jail sentences;

•
Fines for the person who committed the violation of up to three times the profit gained or loss avoided (per violation, or illegal trade), whether or not the person actually benefited from the violation; and fines for the employer or other controlling person of the person who committed the violation of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided (per violation, or illegal trade).

In addition, any violation of the procedures set forth in this Code of  Ethics can be expected to result in serious sanctions by the Company, including dismissal of the persons involved.

C.	Policy Statement Regarding Insider Trading

The Company expects that each Employee will obey the law and not trade on the basis of material, nonpublic information.  In addition, the Company discourages its Employees from seeking or knowingly obtaining material nonpublic information.  The Company requires approval for each of its Employees to serve as an officer or director of a company having Publicly-Traded Securities.

D.	Procedures to Prevent Insider Trading

As indicated above, because the Company does not have an investment banking division or affiliate and because the Company discourages its Employees from serving as an officer or director of a company having Publicly-Traded Securities, the Company does not anticipate its Employees routinely being in receipt of material, nonpublic information except with respect to closed-end investment companies which may be advised by the Company.  However, Employees may from time to time receive such information.  If any such person receives any information which may constitute such material, nonpublic information, such person (i) should not buy or sell any securities (including options or other securities convertible into or exchangeable for such securities) for a personal account or a client account, (ii) should not communicate such information to any other person (other than the Compliance Department), and (iii) should discuss promptly such information with the Compliance Department.  The Compliance Department is defined as the Chief Compliance Officer and any other person specifically assigned to undertake Compliance Department tasks by the Chief Compliance Officer.  Under no circumstances should such information be shared with any persons not employed by the Company, including family members and friends.  It is recommended that each employee contacting an issuer or analyst (i) identify himself as associated with the Company, (ii) identify the Company as an investment management firm, and, (iii) after the conversation, make a memorandum memorializing the conversation with the issuer or analyst (including the beginning of the conversation where the employee identified himself as associated with the Company).

II.	OTHER CONFIDENTIAL INFORMATION

A.	Confidential Information Defined

As noted above, even if the Company and Employees do not receive material, nonpublic information (i.e., “inside” information), the Company or Employees may receive other confidential or sensitive information from or about Company Clients, and Employees may receive confidential or sensitive information about the Company’s affairs.  Such confidential or sensitive information may include, among other things:

•	The name of the client. The Company is obligated by law not to divulge or use its clients’ names without their consent.

•
Financial or other information about the client, such as the client’s financial condition or the specific securities held in a specific client’s portfolio (including the securities held by any HCM-Advised Mutual Funds).

•	The names of the securities on the Company’s various buy and sell lists.

•	The name of any security under consideration for placement on any buy or sell list.

•
Any information privately given to an Employee, that if publicly known, would be likely to (i) affect the price of any security in the portfolio of any client of the Company, and/or (ii) embarrass or harm the client or the Company.

Given the breadth of the above, all information that an Employee obtains through his or her association with the Company should be considered confidential unless that information is specifically available to the public.

B.	Policy Statement Regarding Use and Treatment of Confidential Information

All confidential information, whatever the source, may be used only in the discharge of an Employee’s duties with the Company.  Confidential information may not be used for any personal purpose, including the purchase or sale of securities for a personal account.  Confidential information with regards to any Company Client (including any HCM-Advised Mutual Funds) may not be used for the benefit of any other client.

C.	Procedures Regarding Use and Treatment of Confidential Information

The Company encourages each Employee to be aware of, and sensitive to, such Employee’s treatment of confidential information.  Each Employee is encouraged not to discuss such information unless necessary as part of his or her duties and responsibilities with the Company, not to store confidential information in plain view in public areas of the Company’s facilities where anyone entering the room may see it, and to remove confidential information from conference rooms, reception areas or other areas where third parties may inadvertently see it.  Particular care should be exercised if confidential information must be discussed in public places, such as elevators, taxicabs, trains or airplanes, where such information may be overheard.  Under no circumstances may confidential information be shared with any person, including any spouse or other family member, who is not an employee of the Company.

III.	CONFLICTS OF INTEREST INVOLVING PERSONAL SECURITIES ACCOUNTS

A.	Fiduciary Duty to Avoid Conflicts of Interest Between Client Accounts and Personal Accounts

As noted above, because the Company and each of its Employees is a fiduciary to the Company Clients, the Company and such persons must avoid actual and apparent conflicts of interest with the Company Clients.  In any situation where the potential for conflict exists, the client’s interest must take precedence over personal interests.  This includes situations where a client may be eligible for a “limited availability” investment opportunity offered to an employee.  Employees are not to make a trade if the employee has reason to believe that a reasonable person may believe that the trade should first be offered to the Company Clients.  However, the Company recognizes that there may be situations in which investment in securities with an apparent conflict of interest does not raise the type of conflict that these rules are designed to address.  If there is any doubt, resolve the matter in the client’s favor and confer with the Compliance Department.

If both an Employee and a client of the Company are engaging in transactions involving a Publicly-Traded Security (defined below) or a “Company Name” (defined below), an actual or apparent conflict of interest could arise.  In those cases, transactions for client accounts must take precedence over transactions for Personal Accounts (as hereinafter defined) and personal transactions that create an actual or apparent conflict must be avoided.

B.	Key Definitions

1.
Personal Account.  The “Personal Account” of an Employee shall include each and every account (other than an account for the benefit of any Company Client) for which such Employee influences or controls investment decisions.  Personal Account includes self-directed retirement and employer benefit accounts.  An account for the benefit of any of the following will be presumed to be a “personal account” unless the Company agrees in writing with the Employee otherwise:

•	An Employee (regular full-time and regular part-time).

•	The spouse or domestic partner of an Employee.

•	Any child under the age of 22 of an employee, whether or not residing with the Employee.

•	Any other dependent of an Employee residing in the same household with the Employee.

•	Any other account in which an Employee has a beneficial interest. For example, an account for a trust, estate, partnership or closely held corporation in which the Employee has a beneficial interest.

Exemption.  If an Employee certifies in writing to the Chief Compliance Officer (or, in the case of the Chief Compliance Officer, to a resident Principal) that (i) the certifying employee does not directly or indirectly influence the investment decisions for any specified account of such spouse, domestic partners, child or dependent person, and (ii) the person or persons making the investment decisions for such account do not make such decisions, in whole or in part, upon information that the certifying employee has provided, the Chief Compliance Officer (or resident Principal) may, in his or her discretion, determine that such an account is not an employee’s “personal account.”

2.	HCM-Advised Mutual Funds. “HCM-Advised Mutual Funds” are any registered investment companies for which the Company acts as an investment advisor or investment sub-advisor.

3.
Reportable Securities.  “Reportable Securities” are those securities for which quarterly transactions reports must be filed.  Reportable Securities include any (a) equity or debt instrument traded on an exchange, through NASDAQ or through the “pink sheets,” over-the-counter or on any public market, (b) options to purchase or sell such equity or debt instrument, (c) warrants and rights with respect to such securities, (d) municipal bonds, (e) index stock or bond group options that include such equity or debt instrument, (f) futures contracts on stock or bond groups that include such equity or debt instrument, (g) any option on such futures contracts, (h) securities issued by mutual funds and closed-end funds (including HCM-Advised Mutual Funds) and (i) any private placement securities approved during a quarter; provided that Reportable Securities shall not include certificates of deposit, commercial paper and other high quality short-term debt instruments, U.S. treasury bills and other U.S. government-issued debt instruments.

4.
Pre-Clearance Securities.  “Pre-Clearance Securities” are those securities – chiefly equity securities – which must be pre-approved prior to being traded.  Pre-Clearance Securities include all publicly traded equity securities (including options, warrants, rights and unregistered interests in publicly traded securities index options, market derivatives and exchange traded funds (ETF)).  Pre-Clearance Securities do not include mutual fund shares (other than shares of HCM-Advised Mutual Funds), U.S. government securities, commodities or municipal securities.  No pre-clearance is required on shares of HCM-Advised Mutual Funds if they are being purchased pursuant to a pre-authorized automatic investment plan.  But note, municipal securities transactions must still be reported on a quarterly basis.  All employees who have self-directed 401k plans must follow the procedure for obtaining pre-authorization for all trading done in their accounts.  It is necessary for the Compliance Department to receive duplicate statements for all Employees’ Personal Accounts.

5.	Company Clients. “Company Clients” are any separate account, institutional or mutual fund portfolios that are under the management of the Company.

6.
Company Names.  “Company Names” [or “HCM Client Holdings”] include those securities and options, warrants, rights or other securities related to such publicly traded securities that are currently held in any Company Client’s portfolio.  Company Names also includes closed-end investment companies which may be advised by the Company.  A list of Company Names is available from a Portfolio Manager or from the Compliance Department.  In order to find out if a stock is a Company Name, the Compliance Department should be contacted. If an employee of the Company currently owns stock that becomes an HCM Client Holding at some point in the future, the employee is subject to the 60 day holding period restriction effective the day the stock becomes an HCM Client Holding.

C.	Policy Statement Regarding Trading for Personal Accounts

The Company does not wish to prohibit or even discourage responsible personal investing by its employees.  The Company believes that personal investing can sharpen the investment acumen of employees to the ultimate benefit of clients.  However, the Company recognizes that the personal investment transactions of its employees demand the application of a strict code of ethics and must be appropriately circumscribed so as to not create a high level of distraction.  The Company requires that all personal investment transactions be carried out in a manner that does not endanger the interest of any client or create any apparent or actual conflict of interest between the Company or the employee, on the one hand, and the client, on the other hand.  At the same time, the Company believes that if investment goals are similar for clients and employees, it is logical and even desirable that there be common ownership of some securities.  As well, the Company recognizes that there may be occasions when investment in securities which appear to raise a conflict of interest do not raise the type of conflict that these rules are designed to address.  Therefore, the Company has adopted the procedures set forth below.

D.	Procedures Regarding Trading for Personal Accounts by Employees

1.	Trading Procedures. The following procedures must be followed by all Employees before buying or selling securities for a Personal Account.

(i)	Confirm that the Employee is not in receipt of Inside Information.

Each employee wishing to buy or sell a security for a Personal Account should first confirm that he or she is not in receipt of any material, nonpublic information (i.e., “inside information”) that would affect the price of that security.
(ii)	Confirm that the trade is not an opportunity that should be offered to Company Clients.

Employees are not to make a trade if the Employee has reason to believe that the trade should first be offered to Company Clients, such as the situation where a client may be eligible for a “limited availability” investment opportunity offered to an employee.  If you have any doubt, resolve the matter in the client’s favor and confer with the Compliance Department.

(iii)	Seek Pre-Approval of all trades made in “Pre-Clearance Securities,” including “Company Names.”

An Employee wishing to buy or sell any publicly traded equity security or fixed income security that is eligible for client investment (see definition above) for any Personal Account shall request approval to buy or sell such Security.  Approval can be obtained by completing and submitting to the Trading Desk an “Intention to Execute Employee Personal Trades” form (a sample form is attached) or, if available, submitting a request via personal trading software.  All Employees are required to complete the “Intention to Trade Form/Employee Personal Trades” and hand-carry the form to the Compliance Department for approval.  If traveling, Employees are permitted to call-in to the Compliance Department for pre-approval of Personal Trading Transactions. Please be certain that the form is completed (stock price is not necessary) before it is submitted to the Compliance Department.  In return, the Compliance Department will execute a copy of the form and return it to you to retain for the quarterly reporting.  When using personal trading software, an employee must follow the procedures built into the software program.

If you are traveling, you must have your assistant complete the top portion of the form and hand-carry it to the Compliance Department for approval.  From that point, the above procedure will apply.

(iv)	Blackout Period.

Employees may not buy or sell a security, other than mutual fund shares, within 7 calendar days either before or after a purchase or sale of the same security by a Company Client.  In instances where the purchase or sale by the Company was Client directed (for example, resulting from cash flows), the blackout period is 1 day.

Personal trades for Employees shall have no effect on a Company Client’s ability to trade.  For example, if within the seven-day period following a personal trade, a decision is made to purchase or sell the same security for a Company Client, the trade should be done for the Company Client and an explanation of the circumstances must be reviewed by the Compliance Department.

(v)	No Open Orders for Clients; No Company Client Trades

Prior to approving all personal trading transactions, the authorized Officer will conduct a search of all portfolios to see if the stock is a Company Name.  Even if the stock is held in only 1 portfolio, the stock will be treated as a Company Name.  However, if it is determined by the Compliance Department that the stock held in such portfolio is “restricted” or “frozen”, the Compliance Department may make an exception and treat the stock as a non-HCM name.  Once an authorized Officer has determined the security is a Company Name, a search will be conducted to determine if any Company Clients traded in the same security in the prior 7 calendar days.  If there are no trades, a search will be done to identify any open orders for Company Clients.  The Officer will be responsible for printing an open blotter to verify that there are no open orders on the desk at the time which the trade was submitted.  If no trades were executed for Company Clients in the previous 7 calendar days and there are no open orders to buy or sell the same security at the time the trade was submitted, the approval will be given.  A request to trade a Pre-Clearance Security will be approved automatically if the security is not a Company Name.

(vi)	Prompt Execution; No Limit Orders; No Option Writing.

All approved trades must be executed promptly.  For Pre-Clearance Securities that are Company Names, this means before the close of business on the day the approval is given.  For Pre-Clearance Securities that are not Company Names, this means before the close of trading on the fifth business day after the day approval is given.  If the trade is not executed promptly within these limits, another Pre-Approval must be submitted.  No Pre-Clearance Security may be the subject of an open limit order or stop loss order that continues in effect beyond the limited execution periods specified above.  Generally, Employees may not write options, or do shorts or covers on a Pre-Clearance Security that is a Company Name where it is indicative of a contrary position.  Any exceptions must be approved by the Compliance Department.

(vii)	Contrary Positions: Trading in the Opposite Direction from Company Clients.

Trades for Personal Accounts should be consistent with recent trades (within the blackout period) that the Company has placed in the same security on behalf of clients.  Therefore, an Employee generally should not take a position in a Company Name contrary to the position taken by the Company for its clients. A trade that is not consistent with client activity should be based on specific need and should be accomplished in a manner that will likely have no material impact on the market price of the Company Name because of the size of the proposed trade, the daily trading volume of the Company Name, or other factors.

2.
Restrictions on New Issue Purchases.  Employees who purchase new issues (initial or secondary, “hot” or not) may do so subject to the following restrictions:  Each and every new issue must be approved in advance by the Chief Compliance Officer.  The investment will be disallowed if it represents a present or future conflict for the Company or its Clients.  New issues may be purchased on the second business day after they begin trading in the secondary market pursuant to pre-clearance procedures contained in this Code.  Should any person participate in a new issue through a separate investment vehicle (i.e., the person owns an interest in a limited partnership that purchases new issues), and the person knows about the purchase of the new issue, the person shall notify the Chief Compliance Officer of that vehicle’s purchase of a new issue immediately upon becoming aware of its purchase.

3.
Restrictions on the Acquisition of Private Placements.  Employees who purchase private placements (i.e., restricted or unregistered securities) may do so subject to the following restrictions. Each and every private placement must be approved in advance by the Chief Compliance Officer.  The investment will be disallowed if it represents a present or future conflict for the Company.  The private placement must be acquired on terms that are similar to the terms offered to other private investors.  If the acquiring Employee has any specific knowledge of an imminent public offering or has any other material nonpublic information about the issuer that is not available to other similarly situated private investors, the private placement should not be acquired.  Any Employee wishing to dispose of a private placement that has subsequently become registered or converted into a freely tradable security must also obtain prior approval from the Compliance Department.  Any Employee owning a private placement is prohibited from contributing analysis or recommendations regarding such security or its issuer to the Company’s Investment Committee without consent.  Private placements include investments in private investment partnerships, but do not include the portfolio securities of such partnerships (for example, a distribution from a venture capital partnership of a stock that has gone public can be sold immediately).

4.
Ban on Short-Term Trading Profits.  Employees are expected to refrain from trading for short term profits.  To discourage such trading, all profits realized from Company Names or shares of HCM-Advised Mutual Funds, within a period of sixty (60) days from the date of such an Employee’s most recent opening transaction in that security (e.g., the most recent acquisition in the case of a sale, the opening of a short position in the case of a cover transaction), shall be disgorged to the Company or to a charitable organization at the Company’s direction.  If the position is being sold at a loss, the 60 day holding period will be waived.  Day Trading (buying and selling in the same security on the same business day) on Company Names and Non-Company names is strictly prohibited.

5.
Exceptions and Waivers.  In appropriate circumstances (e.g., financial need, extreme market conditions, unexpected corporate developments, discovery of inadvertent violation, sale of shares of HCM-Advised Mutual Funds purchased within the last 60 days pursuant to an automatic investment plan), the Compliance Department may grant an exception or waiver to permit specifically requested trading.  A memorandum describing the scope of circumstances of any such waiver/exception shall be created and maintained in the Employee’s files and part of the Company’s books and records.

E.	Reports of Personal Transactions and Securities Ownership

1.	Submission of Account Statements. In order for the Company to monitor compliance with its insider trading and conflict of interest policies and procedures, each Employee shall submit:

(i)
A signed “Quarterly Personal Transaction Report” (attached) for all trades in Reportable Securities held in each of his or her Personal Accounts.  The report shall be submitted to the Compliance Department within thirty (30) calendar days following the end of each calendar quarter regardless of whether any trading activity took place in that account during the quarter and shall include the date of the transaction, the title of the security, the exchange ticker symbol or CUSIP number of the securities, the interest rate and maturity date (if applicable), the number of shares of each Reportable Security involved, the nature of the transaction (i.e. purchase, sale), the price of the Reportable Security at which the transaction was effected, and the name of the broker, dealer or bank with or through which the transaction was effected, and the date the  report is submitted by the Employee.

(ii)
A signed “Initial Holdings Report” (attached) for all Reportable Securities in each of his or her Personal Accounts.  The report shall be submitted to the Compliance Department within ten (10) calendar days following the first day of employment with the Company, shall be current within 45 days of the first day of employment, and shall include the title, and as applicable the exchange ticker symbol or CUSIP number, the number of shares of each security in which the Employee had any direct or indirect beneficial ownership when the person became an employee, the name of any broker, dealer, or bank with whom the employee maintained an account in which any securities were held for the direct or indirect benefit of the employee as of the date the person became an employee, and the date that the report is submitted by the Employee; and

(iii)
A signed “Annual Holdings Report” (attached) for all Reportable Securities in each of his or her Personal Accounts. The report shall be submitted to the Compliance Department within (30) calendar days following the end of the annual period.    The report shall include the title, and as applicable the exchange ticker symbol or CUSIP number, the number of shares of each Reportable Security in which the employee had any direct or indirect beneficial ownership, the name of the broker, dealer or bank with whom the employee maintains an account in which any securities are held for the direct or indirect benefit of the employee, and the date that the report is submitted by the Employee.

Instead and in lieu of the reports above, Employees may provide the Company with copies of his or her account statements or may direct his or her broker(s) to provide the Company with copies of all account statements in his or her Personal Accounts.

If the tenth or thirtieth day is not a work-day, then the statements must be submitted earlier.  The Employee should sign and submit the “Employee Quarterly Certification” (sample attached) which certifies the completeness of the information included therein and certifies certain other matters.  The Quarterly Certification contains important acknowledgments.

2.
Review of Reports.  The Compliance Department shall promptly review each Initial or Quarterly Report or Statement.  The Compliance Department will compare the transactions reported in Pre-Clearance Securities and Company Names against the lists of Company Names and the Pre-Clearance that occurred during the quarter to determine whether any violations of the Company’s policies or of the applicable securities laws took place.

F.	Additional Restrictions

1.
Directorships Require Approval.  Employees should discuss with the Compliance Department any invitations to serve on the board of directors for any private or public operating company (except non-profits). Care in this area is necessary because of the potential conflict of interest involved and the potential impediment created for accounts managed by the Company in situations where employees serving on boards obtain material nonpublic information in connection with their directorship, thereby effectively precluding the investment freedom that otherwise would be available to clients of the Company.  Each Employee should advise the Compliance Department at least annually of any operating company directorship held by that Employee.

2.
No Special Favors.  No Employee may purchase or sell securities pursuant to any reciprocal arrangement arising from the allocation of brokerage or any other business dealings with a third party.  Accepting information on or access to personal investments as an inducement to doing business with a specific broker on behalf of clients of the Company – regardless of the form the favor takes – is strictly prohibited.  Personal transactions which create the appearance of special favoritism should be avoided.

3.
Restrictions on Gifts.  From time to time the Company and/or Employees may give or receive gifts in the course of their employment.  Any gift that has a value in excess of a de minimis amount should not be accepted or given. Generally, a gift of more than $250 would not be considered de minimis.  Gifts given to the firm and are shared by all employees of the firm are exempt from this limit.

You may give or accept business entertainment (e.g. meals, sporting event or theater tickets, and golf course fees) in the ordinary course of business interactions (even though the cost of such items exceed $250) as long as the business courtesy is not so frequent or significant in amount as to potentially impair your judgment to act in the best interest of HCM and our Clients.  The sponsoring party must be in attendance as a host of the event.  If the sponsoring party is not in attendance as host, then the cost of the entertainment will be viewed as a gift and will be subject to the $250 limit.

You may not directly or indirectly accept payment for travel or lodging expenses from any person or other entity that does business, or proposes to do business, with us in conjunction with attendance at seminars, meetings, conferences, etc., without prior written approval of your Supervisor and the Compliance Department.  Similarly, you may not directly or indirectly provide payment for travel or lodging expenses in these circumstances without prior written approval of your Supervisor and the Compliance Department.

Each Employee is responsible for determining the value of gifts given or received from third parties and whether a particular gift has de minimis value in the circumstances.  However, Employees are reminded that the perception of a gift’s value by others is as important as the assessment of the gift’s value in the Employee’s judgment.  Any gifts received or given over the de minimis value must be reported to the Compliance Department via e-mail.

IV.	SANCTIONS

A.	Procedural Noncompliance

Noncompliance with the procedural requirements of this Code of Ethics (e.g., failure to submit quarterly reports in a timely manner) shall be noted.  Repeated noncompliance (i.e., three similar failures to comply with procedural requirements within a one year period) will be considered a violation and may result in disciplinary action.

B.	Violations and Trading Noncompliance

Failure to comply with the preapproval requirements and/or substantive prohibitions of this Code of Ethics with respect to trading activity may result in immediate disciplinary action even for “first-time offenses.”  In this regard, the Company believes that trading activity which creates an actual or apparent conflict of interest constitutes a clear violation and will generally always result in disciplinary action absent highly extenuating circumstances.

C.	Extenuating Circumstances

The Company recognizes that instances of inadvertent noncompliance or violation may occur or that extenuating circumstances may apply to specific instances of noncompliance or violation.  In such an event, the Employee shall immediately notify the Compliance Department which shall have discretion to determine appropriate remedial action.

D.	Disciplinary Actions

The Company may take one or more of the following disciplinary actions: issuing a disciplinary memorandum; issuing a violation report; issuing a letter of reprimand; requiring disgorgement of profits; requiring trade to be broken at Employee’s expense; requiring corrective action; suspension of trading privileges; requiring the consolidation of Employee accounts with certain brokers; monetary fines; suspension, dismissal and reporting the violation to the appropriate regulatory authorities.

V.	RESPONSIBILITIES OF COMPLIANCE DEPARTMENT

A.	Making Compliance Manageable

The Compliance Department will do everything it can to make compliance with the Company’s Code of Ethics easy.  Among the things that the Compliance Department will do are the following:

1.	Be Available. Employees will always have access to a representative of the Compliance Department.

2.	Keep Company Lists Current. The Compliance Department will make sure that Employees have access to current company lists so that Company Names can be readily identified.

3.
Assist in Reporting.  Where applicable, the Compliance Department will make sure that all Employees have access to and are trained in the use of any personal trading software to report personal securities transactions.  The Compliance Department will assist Employees in making arrangements to accommodate vacation and travel schedules that might interfere with timely pre-clearance, execution and/or report submission.

4.
Respect Confidentiality.  The Compliance Department understands the sensitivity of personal financial information and will maintain all information in a confidential manner that respects each individual Employee’s privacy.

VI.	SUMMARY

A.	Importance of Adherence to Procedures

It is very important that all Employees adhere strictly to this Code of Ethics.  Any violations of such policies and procedures may result in serious sanctions, including dismissal from the Company.

B.	Reporting a Violation of the Code

All Employees should report promptly to the Chief Compliance Officer any violation of this Code of Ethics.  All such reports will be treated confidentially to the extent permitted by law and the Company shall not retaliate against any individual who reports a violation of this Code.

C.	Annual Review of Code by Board of Directors of the Company

This Code of Ethics shall be reviewed and re-approved by the Company’s Board at least annually.

D.	Acknowledgment of Procedures

Each Employee shall submit a “Quarterly Employee Certification” acknowledging that the Employee has received a copy of the current version of this Code of Ethics and is familiar with such Code of Ethics.  It shall be the responsibility of the Compliance Department to ensure that a copy of the current Code of Ethics is circulated to each Employee at least annually and/or as it is amended and that the receipt of any amendment is acknowledged by each such Employee.

E.	Retention of Records

The Company shall retain all documents produced by the Chief Compliance Officer as required by this Code and all documents required to be submitted by Employees under this Code, including, all duplicate account statements and any documents referred to or incorporated therein, as part of the books and records required by the Advisers Act, as amended, and the rules thereunder.

F.	Questions

Any questions regarding the Company’s policies or procedures regarding insider trading, confidential information and conflicts of interest should be referred to the Compliance Department.

HUBER CAPITAL MANAGEMENT, LLC
ANNUAL SECURITIES OWNERSHIP REPORT

1.	I hereby acknowledge that I have read and understand the Code of Ethics (the "Code") for Huber Capital Management, LLC and recognize that I am subject to the Code.

2.
I hereby certify that, during the year ended December 31, 200__, I have complied with the requirements of the Code and I have reported all securities transactions required to be reported pursuant to the Code.

3.
Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve HCM, such as any economic relationship between my transactions and securities held or to be acquired by any of HCM’s portfolios.

4.
As of December 31, 200__, I had a direct or indirect beneficial ownership in the Reportable Securities listed below.  The securities listed represent ALL Reportable Securities held in Reportable Accounts.  You do not need to report direct obligations of the U.S. government, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments and registered open-end investment companies (mutual funds) not advised or subadvised by HCM.  All other securities, including ETF’s, private placements, closed-end mutual funds, and mutual funds advised or sub-advised by HCM are Reportable Securities.

Please check this box if an addendum is attached listing additional securities    [  ]

SECURITY (include interest rate and maturity date, if applicable)	TICKER	NO. OF SHARES	PRINCIPAL AMOUNT (Market Value)	TYPE OF HOLDING (Direct or Indirect)	BROKER, DEALER OR BANK WHERE HELD

This report (i)  excludes transactions with respect to which I had no direct or indirect influence or control; and (ii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

5.	As of the date below I maintain accounts with the brokers, dealers or banks listed below to hold securities for my direct or indirect benefit. The accounts listed represent ALL Reportable Accounts.

Please check this box if an addendum is attached listing additional accounts    [  ]

BROKER, DEALER OR BANK THROUGH WHOM EFFECTED	BENEFICIAL OWNER OF ACCOUNT	ACCOUNT NUMBER	DATE ACCOUNT OPENED

Signature:	___________________________	Date:	________________________
	Employee		(No later than 30 days after year-end)
Name:	___________________________

HUBER CAPITAL MANAGEMENT, LLC
ADDENDUM TO THE
ANNUAL SECURITIES OWNERSHIP REPORT

SECURITY (include interest rate and maturity date, if applicable)	TICKER	NO. OF SHARES	PRINCIPAL AMOUNT (Market Value)	TYPE OF HOLDING (Direct or Indirect)	BROKER, DEALER OR BANK WHERE HELD

This report (i)  excludes transactions with respect to which I had no direct or indirect influence or control; and (ii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

BROKER, DEALER OR BANK THROUGH WHOM EFFECTED	BENEFICIAL OWNER OF ACCOUNT	ACCOUNT NUMBER	DATE ACCOUNT OPENED

Signature:	_____________________________	Date:	_____________________________
	Employee		(No later than 30 days after year-end)
Name:	_____________________________

HUBER CAPITAL MANAGEMENT, LLC
INITIAL SECURITIES OWNERSHIP REPORT

1.	I hereby acknowledge that (i) I received a copy of the HCM Code of Ethics (the “Code”); (ii) I have read and understand the Code; (iii) and I recognize that I am subject to the Code.

2.
Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve HCM, such as any economic relationship between my transactions and securities held or to be acquired by any of HCM’s portfolios.

3.
As of the date below I had a direct or indirect beneficial ownership in the following Reportable Securities.  The securities listed represent ALL Reportable Securities held in Reportable Accounts.  You do not need to report direct obligations of the U.S. government, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments and registered open-end investment companies (mutual funds) not advised or subadvised by HCM.  All other securities, including ETF’s, private placements, closed-end mutual funds, and mutual funds advised or sub-advised by HCM are Reportable Securities.

Please check this box if an addendum is attached listing additional securities    [  ]

SECURITY (include interest rate and maturity date, if applicable)	TICKER	NO. OF SHARES	PRINCIPAL AMOUNT (Market Value)	TYPE OF HOLDING (Direct or Indirect)	BROKER, DEALER OR BANK WHERE HELD

This report (i)  excludes transactions with respect to which I had no direct or indirect influence or control; and (ii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

4.	As of the date below I maintain accounts with the brokers, dealers or banks listed below to hold securities for my direct or indirect benefit. The accounts listed represent ALL Reportable Accounts.

Please check this box if an addendum is attached listing additional accounts    [  ]

BROKER, DEALER OR BANK THROUGH WHOM EFFECTED	BENEFICIAL OWNER OF ACCOUNT	ACCOUNT NUMBER	DATE ACCOUNT OPENED

Signature:	___________________________	Date:	________________________
Employee
Name:	___________________________

HUBER CAPITAL MANAGEMENT, LLC
ADDENDUM TO THE
INITIAL SECURITIES OWNERSHIP REPORT

SECURITY (include interest rate and maturity date, if applicable)	TICKER	NO. OF SHARES	PRINCIPAL AMOUNT (Market Value)	TYPE OF HOLDING (Direct or Indirect)	BROKER, DEALER OR BANK WHERE HELD

This report (i)  excludes transactions with respect to which I had no direct or indirect influence or control; and (ii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

BROKER, DEALER OR BANK THROUGH WHOM EFFECTED	BENEFICIAL OWNER OF ACCOUNT	ACCOUNT NUMBER	DATE ACCOUNT OPENED

Signature:	________________________________	Date:	_____________________________
Employee
Name:	________________________________

HUBER CAPITAL MANAGEMENT, LLC
Quarterly Report of Securities Transactions

Name of Employee	For the Quarter Ending

Date of Trade	Buy/ Sell	HCM Stock (✓)	Number of Shares or Amount	Security Name (include interest rates and maturity date, if applicable)	Symbol	Name of Broker, Dealer or Bank through Whom Effected	Price per Share

The transactions listed above are all the transactions in Reportable Securities I have effected for every account in which I have direct or indirect benificial ownership or control (Reportable Account).  This does not include (1) any such account where I have no direct or indirect influence or control over investments and for which I have provided no information used by others to make investment decisions and (2) transactions in securities which are direct obligations of the United States, open-end mutual funds not advised or sub-advised by HCM, bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments (including repurchase agreements).

Employee Signature	Date

List any brokerage accounts opened during the quarter over which you have direct (your personal account) or indirect (any account over which you have a beneficial interest) influence or control:

BROKER, DEALER OR BANK THROUGH WHOM EFFECTED	BENEFICIAL OWNER OF ACCOUNT	ACCOUNT NUMBER	DATE ACCOUNT OPENED

Directions:A report on this form is required from every employee by Rule 204-2(a)12 of the Investment Advisers Act of 1940.  It is to be filed quarterly within thirty (30) days after the end of each quarter.  If no securities transactions have been effected during the quarter, you should submit a report for the quarter indicating "no transactions".

HUBER CAPITAL MANAGEMENT, LLC
INTENTION TO TRADE FORM / EMPLOYEE PERSONAL TRADES

Employee Name: _____________________________________________
Date	Buy or Sell	HCM Name	Security Name	Symbol	Broker

☐Trade involves taking a contrary position to clients

Explanation of contrary position:	Employee Signature: ___________________________

_______________________________________________________                                                                                                Date:  ___________________________

GUIDELINES

Who should submit this form?
•  All regular and long-term temporary HCM employees.

When should this form be submitted?
•  Before the trade is placed.  If traveling, refer to travel policy outlined in Code of Ethics.

Whose trades are covered?
•  HCM employees and any account over which employee controls investment decisions.

How is approval granted?
•  Approval is automatic for non-HCM Names and HCM-advised mutual funds.  For HCM Names, approval will be granted if a Company Client has not traded in the same security in the prior 7 calendar days and there are no open orders at time of submission.

How long is approval valid?
•  The trade must be executed on the day approval is given for HCM Names, or within 3 business days for non-HCM names and HCM-advised mutual funds.

Who grants the approval?
•  Compliance Department or designated Officer.

What trades require approval?
•  All publicly traded equity securities (stocks, options, OEX options, warrants, private placements, IPOs, secondaries, exchange traded funds (ETF)) and HCM-advised mutual funds (unless purchased via a pre-authorized automatic investment plan).

What trades do not require approval?
•  CDs, commercial paper, open-end mutual funds (other than HCM-advised mutual funds), banker acceptances, U.S. government bonds and municipal bonds.

Are short term trades acceptable?
•  Employees may not trade for short-term profits in HCM Names or HCM-advised mutual funds.  Gains on any short-term trades (60 days or less) in HCM Names or HCM-advised mutual funds will be forfeited.  Day trading (buying or selling in the same security in the same business day) in any securities is strictly prohibited.

Are contrary positions acceptable?
•  Yes, but only in accordance with procedures outlined in the Code of Ethics and must be explained above.

Are Initial Public Offerings (IPOs) and secondaries allowed?
•  Each and every new issue purchase must be approved in advance.

The HCM Code of Ethics is designed to avoid the actual or apparent conflicts of interest between the interests of HCM or its Employees and the interests of HCM's Clients.  The guidelines presented above address the most commonly asked questions.  Please refer to the HCM Code of Ethics for a complete explanation of these and other issues, or contact the Compliance Department directly.
___________________________________________________________________________________________
Compliance Department Approval
Approval has been granted for the above transaction(s) in accordance with the current HCM Code of Ethics and Compliance Procedures as indicated below:

☐	Securities are not HCM Names (automatic approval); trades must be completed by close of business of 3rd business day after this form’s date.
☐	Securities are HCM-advised mutual funds (automatic approval); trades must be completed by close of business on 3rd business day after the date on this form.
☐
Securities are HCM Names and no Company Client has traded in the same security(ies) in the prior 7 calendar day and there are no open       orders for HCM clients to buy or sell the above security(ies) at the time reviewed (see time stamp).

Authorized Officer Signature	Date and Time Stamp (or approval via e mail attached)

HUBER CAPITAL MANAGEMENT, LLC
INITIAL EMPLOYEE CERTIFICATIONS

I hereby certify that the following is true:

1)	I have received, read, and understand HCM’s Code of Ethics and I recognize that I am subject to the Code.

2)	I hereby certify that I will comply with the requirements of the Code and I will report all securities transactions required to be reported pursuant to the Code.

3)
I have supplied all account statements for which I have a direct or indirect beneficial ownership in Reportable Securities (as defined in the Code of Ethics) or have completed the Initial Securities Ownership Report, and there are no other accounts and Reportable Securities held with brokers, dealers, or banks with which I exercise direct or indirect influence or control over investment decisions.

4)
I have received, read, and am generally familiar with the issues and procedures described in HCM’s Compliance Manual and Appendices, and I am thoroughly familiar with the issues and procedures for which I have responsibility.

5)	I have received, read, and understand HCM’s Privacy Policy.

6)	I have received, read, and understand HCM’s Employee Handbook.

7)	As except as may be noted below, I have no knowledge of any conflicts of interest between personal interests and those of HCM Clients, including transactions in personal accounts.

8)	Any compliance issues or complaints about HCM’s advisory activities will be reported to the CCO.

9)	Any operating company directorships held by me have been reported to the Compliance Department.

10)	Please note any exceptions to the above.

Employee Signature	Date

HUBER CAPITAL MANAGEMENT, LLC
QUARTERLY EMPLOYEE CERTIFICATIONS

For the Quarter Ending: ______________

I hereby certify that the following is true:

1)	I have received, read, and understand HCM’s Code of Ethics and I recognize that I am subject to the Code.

2)	I hereby certify for the quarter ending above, that I have complied with the requirements of the Code and I have reported all securities transactions required to be reported pursuant to the Code.

3)
I have completed the Quarterly Report of Securities Transactions or have supplied all account statements for which I have a direct or indirect beneficial ownership in Reportable Securities (as defined in the Code of Ethics), and there are no other accounts and Reportable Securities held with brokers, dealers, or banks with which I exercise direct or indirect influence over investment decisions.

The transactions contained in the Quarterly Report of Securities Transactions or in the account statements reflect all transactions in securities I have effected for every account for which I act as trustee or executor, and every other account I control including client accounts in which I have or acquire any direct or indirect beneficial ownership, except (1) any such account where I have no direct or indirect influence or control over investments and for which I have provided no information used by others to make investment decisions and; (2) transactions in securities which are direct obligations of the United States, open-end mutual funds not advised or sub-advised by HCM, bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments (including repurchase agreements).

4)
I have received, read, and am generally familiar with the issues and procedures described in HCM’s Compliance Manual and Appendices, and I am thoroughly familiar with the issues and procedures for which I have responsibility.

5)	I have received, read, and understand HCM’s Privacy Policy.

6)	I have received, read, and understand HCM’s Employee Handbook.

7)	As except as may be noted below, I have no knowledge of any conflicts of interest between personal interests and those of HCM Clients, including transactions in personal accounts.

8)	Any compliance issues or complaints about HCM’s advisory activities have been reported to the CCO.

9)	Any operating company directorships held by me have been approved by and reported to the Compliance Department.

10)	Please note any exceptions to the above.

Employee Signature	Date